Exhibit 99.1
News Release

April 17, 2006	FOR IMMEDIATE RELEASE
Park National Corporation elects Dixon to board of directors
Local CPA also joins Park National Bank board
NEWARK, Ohio — The Park National Corporation (Park) (AMEX: PRK) has elected Robert E. Dixon to its board of directors, increasing the number of directors from 13 to 14. Dixon was unanimously recommended by the board’s nominating committee, based on his qualifications and experience as a Certified Public Accountant. He was also appointed to the board’s audit committee.
Dixon is chairman of Dixon, Davis, Bagent & Company, a public accounting firm based in Granville, Ohio. He is also manager of its Tax Group. He is widely respected in central Ohio for his experience in taxation and accounting issues, especially for financial institutions.
“We are delighted to have Bob Dixon join the Park organization,” said Park Chairman C. Daniel DeLawder. “His expertise in our industry combined with his knowledge of our market areas and appreciation for our culture make him a highly qualified addition to the board.”
The Park National Bank, a Park affiliate bank based in Newark, Ohio, also elected Dixon to its board of directors on Monday, increasing the number of bank directors from 12 to 13.
After serving active duty in the United State Army, Dixon earned an accounting degree and MBA from Ohio University. He also holds an undergraduate degree in economics. He is a member of the Ohio Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a past member of the Financial Institution Committee of the Ohio Society of CPAs and its task force for planning the annual Financial Institution Conference.
He served on the board of the Granville Foundation, twice as its president, and on the board of the Granville Area Chamber of Commerce. He is currently president of Moundbuilders Babe Ruth and is a member of the Rotary Club of Granville. He is often a featured speaker to various organizations on the topics of bank taxation and other tax issues.
Park National Corporation is an Ohio-based bank holding company headquartered in Newark, Ohio. It has more than $5.4 billion in total assets. Its 12 community banks and two specialty financing companies consist of 135 offices and 138 ATMs in 29 Ohio counties.
Its subsidiaries and their divisions include The Park National Bank, Fairfield National Division, First Clermont Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Aircraft Finance, and Guardian Finance Company. For more information, visit www.parknationalcorp.com.
Media contacts:
Bethany White, Communications Specialist, 740.349.3754
John Kozak, Chief Financial Officer, 740.349.3792
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com